Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-116565 and 333-133166 on Form S-3 and Registration Statement No. 333-135262 and 333-135263 on Form S-8 of our reports dated March 7, 2007, relating to the consolidated financial statements and financial statement schedule of America First Apartment Investors, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of America First Apartment Investors, Inc. for the year ended December 31, 2006.
DELOITTE & TOUCHE LLP
Omaha, Nebraska
March 7, 2007